Exhibit 21: Subsidiaries of Registrant, iHeartMedia, Inc.

Name	State of Incorporation
AMFM Broadcasting Licenses, LLC	DE
AMFM Broadcasting, Inc.	DE
AMFM Operating, Inc.	DE
AMFM Radio Licenses, LLC	DE
AMFM Texas Broadcasting, LP	DE
AMFM Texas Licenses, LLC	TX
AMFM Texas, LLC	DE
Austin Tower Company	TX
Broader Media Holdings, LLC	DE
Capstar Radio Operating Company	DE
Capstar TX, LLC	TX
CC Broadcast Holdings, Inc.	NV
CC Licenses, LLC	DE
Christal Radio Sales, Inc.	DE
Cine Guarantors II, Inc.	CA
Citicasters Co.	OH
Citicasters Licenses, Inc.	TX
Clear Channel Broadcasting Licenses, Inc.	NV
Clear Channel Mexico Holdings, Inc.	NV
Critical Mass Media, Inc.	OH
iHeartCommunications, Inc.	TX
iHeartMedia + Entertainment, Inc.	NV
iHeartMedia Capital I, LLC	DE
iHeartMedia Capital II, LLC	DE
iHeartMedia Management Services, Inc.	TX
iHeart Operations, Inc.	DE
iHM Identity, Inc.	TX
Jelli, Inc.	DE
Katz Communications, Inc.	DE
Katz Media Group, Inc.	DE
Katz Millennium Sales & Marketing, Inc.	DE
Katz Net Radio Sales, Inc.	DE
Los Angeles Broadcasting Partners, LLC	DE
M Street Corporation	WA
Premiere Networks, Inc.	DE
Stuff Media, LLC	DE
Tower FM Consortium, LLC	TX
TTWN Media Networks, LLC	MD
TTWN Networks, LLC	DE
Big Money Players Network, LLC	DE

Name	Country of Incorporation
Aircheck India Pvt. Ltd.	India
Cine Movile SA de CV	Mexico
Media Monitors (M) Sdn. Bhd.	Malaysia
Media Monitors Dominican Republic	Panama
Nobro SC	Mexico
Radio Computing Services (Africa) Pty Ltd.	South Africa
Radio Computing Services (India) Pvt. Ltd.	India
Radio Computing Services (NZ) Ltd.	New Zealand
Radio Computing Services (SEA) Pte Ltd.	Singapore
Radio Computing Services (Thailand) Ltd.	Thailand
Radio Computing Services (UK) Ltd.	United Kingdom
Radio Computing Services Canada Ltd.	Canada
Radio Computing Services of Australia Pty Ltd.	Australia
Radiojar SA	Greece
RCS Europe SARL	France
RCS Radio Computing China, Inc.	China
RCS Works Mena DMCC	Dubai
RCS Technologies Greece	Greece